EXHIBIT 10.1

SECOND AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT

Second Amendment to Revolving Credit and Security Agreement, dated November 30, 2011, by and among Pac-Van, Inc., an Indiana corporation ("Pac-Van"), GFN North America Corp., a Delaware corporation ("GFN"), the financial institutions party hereto (collectively, the "Lenders" and individually a Lender"), and PNC Bank, National Association ("PNC"), as administrative and collateral agent for the Lenders (PNC, in such capacity, the "Agent") (the "Second Amendment").

W I T N E S S E T H:

WHEREAS, Pac-Van and the other Borrowers party thereto, GFN and the other Guarantors party thereto, the Lenders party thereto, Pac-Van Asset Trust, a Delaware statutory trust formed under the Delaware Statutory Trust Act and the Agent entered into that certain Revolving Credit and Security Agreement, dated July 16, 2010, as amended by that certain First Amendment to Revolving Credit and Security Agreement, effective as of March 31, 2011 (as further amended, modified, supplemented or restated from time to time, the "Credit Agreement"), pursuant to which, among other things, the Lenders agreed to extend credit to the Borrowers; and

WHEREAS, the Loan Parties desire to amend certain provisions of the Credit Agreement and the Agent and the Lenders desire to permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein which are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.2 of the Credit Agreement is hereby amended by adding the following definitions thereto in their appropriate alphabetical order:

"Adjustment Date" shall have the meaning specified in the definition of Availability Block.

"Availability Block" shall mean, (i) Zero and 00/100 Dollars ($0.00), if the Leverage Ratio is less than 5.50 to 1.00, (ii) Five Million and 00/100 Dollars ($5,000,000.00), if the Leverage Ratio is greater than or equal to 5.50 to 1.00, but less than 6.00 to 1.00, or (iii) Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00), if the Leverage Ratio is greater than or equal to 6.00 to 1.00.  The Availability Block for the period commencing on the Second Amendment Closing Date through the day immediately preceding the first (1st) Adjustment Date, shall be Zero and 00/100 Dollars ($0.00).  The Availability Block shall be recomputed as of the end of each fiscal quarter ending after the Second Amendment Closing Date based on the Leverage Ratio as of such quarter end.  Any increase or decrease in the Availability Block computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 9.8 (each, an "Adjustment Date").  If a Compliance Certificate is not delivered when due in accordance with such Section 9.8, then the Availability Block shall equal Seven Million Five Hundred Thousand and 00/100 Dollars ($7,500,000.00) as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

"Leverage Ratio" shall mean, as of the end of any date of determination, the ratio of (i) Senior Funded Debt on such date to (ii) EBITDA, in each case for the period equal to the four (4) consecutive fiscal quarters then ending.

Mobile Storage shall mean GFN Mobile Storage Inc., a Delaware corporation.

Mobile Storage Merger shall mean the merger of Mobile Storage with and into Pac-Van pursuant to and substantially consistent with the Mobile Storage Merger Agreement, the surviving Person of which is Pac-Van.

Mobile Storage Merger Agreement shall mean the Agreement and Plan of Merger, dated November 30, 2011, by and between Pac-Van and Mobile Storage.

Mobile Storage Merger Documents shall mean the Mobile Storage Merger Agreement and all other documents, agreements and instruments executed in connection with the Mobile Storage Merger Agreement.

"Second Amendment Closing Date" shall mean November 30, 2011.

3. Section 2.1(a) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)           Amount of Revolving Advances.  Subject to the terms and conditions set forth in this Agreement including Section 2.1(b), each Lender, severally and not jointly, will make Revolving Advances to Borrowers in aggregate amounts outstanding at any time equal to such Lender's Commitment Percentage of the lesser of (x) the Maximum Revolving Advance Amount less the sum of (i) the aggregate Maximum Undrawn Amount of outstanding Letters of Credit, plus (ii) the aggregate amount of outstanding Swing Loans and (y) an amount equal to the sum of:

(i)           subject to the provisions of Section 2.1(b) hereof, up to eighty-five percent (85%) ("Receivables Advance Rate") of Eligible Receivables, plus

(ii)           subject to the provisions of Section 2.1(b) hereof, up to the lesser of (A) the sum of (y) up to eighty percent (80%) ("Rental Fleet Advance Rate (NBV)") of the net book value of the Eligible Rental Fleet Inventory, and (z) up to eighty percent (80%) ("Other Inventory Advance Rate (NBV)") of the net book value of the Eligible Other Inventory, and (B) the sum of (y) (I) from the Closing Date through and including June 30, 2011, up to ninety percent (90%), (II) from July 1, 2011 through and including June 30, 2012, up to eighty-five percent (85%), and (III) from July 1, 2012 and thereafter, up to eighty percent (80%) (collectively, the "Rental Fleet Advance Rate (NOLV)") of the Net Orderly Liquidation Value of the Eligible Rental Fleet Inventory, and (z) (I) from the Closing Date through and including June 30, 2011, up to ninety percent (90%), (II) from July 1, 2011 through and including June 30, 2012, up to eighty-five percent (85%), and (III) from July 1, 2012 and thereafter, up to eighty percent (80%) (collectively, the "Other Inventory Advance Rate (NOLV)") of the Net Orderly Liquidation Value of the Eligible Other Inventory , plus

(iii)           subject to the provisions of Section 2.1(b) hereof, up to the least of (A) the sum of (w) up to fifty percent (50%) ("Tractor Advance Rate (NBV)") of the net book value of Eligible Tractor Equipment, (x) up to fifty percent (50%) ("Rolling Stock Equipment Advance Rate (NBV)") of the net book value of Eligible Rolling Stock Equipment, (y) up to fifty percent (50%) ("Branch-Use Advance Rate (NBV)") of the net book value of Eligible Branch-Use Equipment, and (z) up to fifty percent (50%) ("Step Inventory Advance Rate (NBV)") of the net book value of Eligible Step Inventory, (B) the sum of (x) up to eighty-five percent (85%) ("Tractor Advance Rate (NOLV)") of the Net Orderly Liquidation Value of Eligible Tractor Equipment, (y) up to eighty-five (85%) ("Rolling Stock Equipment Advance Rate (NOLV)") of the Net Orderly Liquidation Value of Eligible Rolling Stock Equipment and (z) up to eighty-five (85%) ("Branch-Use Advance Rate (NOLV)") of the Net Orderly Liquidation Value of Branch-Use Equipment, and (C) Two Million and 00/100 Dollars ($2,000,000.00), minus

(iv)           the aggregate Maximum Undrawn Amount of all outstanding Letters of Credit, minus

(v)           the aggregate amount of outstanding Swing Loans, minus

(vi)           the Availability Block, minus

(vii)           such reserves as Agent may reasonably deem proper and necessary from time to time.

The amount derived from (x) the sum of Sections 2.1(a)(y)(i), (ii) and (iii), minus (y) Section 2.1(a)(y)(iv), (v), (vi) and (vii), at any time and from time to time shall be referred to as the "Formula Amount".  The Revolving Advances shall be evidenced by one or more secured promissory notes (collectively, the "Revolving Credit Note") substantially in the form attached hereto as Exhibit 2.1(a).

4. Section 4.21(b) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)           In respect of any Titled Asset purchased or otherwise acquired (including, without limitation, pursuant to any transaction permitted by Section 7.1(a)) by any Loan Party after the Closing Date, (i) each Loan Party shall, within thirty (30) days after such purchase or other acquisition, note the name and other necessary details in respect of the Trust on the Certificate of Title for such Titled Asset in such manner as shall indicate that a first priority security interest has been perfected in favor of the Trust in accordance with the Motor Vehicle Statutes adopted in the state where such Titled Assets are titled, and (ii) each Loan Party shall, within thirty (30) days after such purchase or other acquisition, take or cause to be taken all other actions necessary to perfect, maintain, protect, and enforce the Trust's first priority Liens.

5. Section 6.5(b) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(b)           Leverage Ratio.  Maintain a ratio of Senior Funded Debt to EBITDA of not greater than 6.50 to 1.00 calculated as of the last day of the fiscal quarter ending December 31, 2011 and as of the last day of each fiscal quarter thereafter, in each case for the period equal to the four (4) consecutive fiscal quarters then ending.

6. Article VI (Affirmative Covenants) of the Credit Agreement is hereby amended to add the following new Section 6.13 immediately after Section 6.12:

6.13	Tax Lien Certificates.

Within sixty (60) days after the Second Amendment Closing Date, provide to Agent tax lien certificates for Mobile Storage dated not more than thirty (30) days prior to the Second Amendment Closing Date, issued by the Secretary of State or other appropriate official of Mobile Storage's jurisdiction of incorporation and each jurisdiction where the conduct of Mobile Storage's business activities or the ownership of its properties necessitates qualification.

7. Section 7.1(a) of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

(a)           Enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or Equity Interests of any Person or permit any other Person to consolidate with or merge with it, provided, however, that (i) Pac-Van may consummate the Mobile Storage Merger pursuant to the Mobile Storage Merger Documents, so long as (x) Pac-Van survives such merger, (y) Pac-Van provides to the Agent, within one (1) Business Day after the Second Amendment Closing Date, a filed copy of the certificate of merger (or equivalent document) merging Mobile Storage with and into Pac-Van and all other filings with respect to such merger filed with the Secretary of State of the State of Delaware and the Secretary of State of the State of Indiana and (z) no assets of Mobile Storage shall be included in the Formula Amount in accordance with the terms of this Agreement until such time as the Agent makes such a determination in its sole discretion, and (ii) with the prior written consent of Agent and on terms and conditions (including, without limitation, in the case of Pac-Van acquiring the ownership interests of any Person, execution of a Joinder and/or any additional documentation required by Agent) satisfactory to Agent, (y) Pac-Van may purchase or acquire all or a substantial portion of the assets or Equity Interests of any Domestic Person or a business or division of another Domestic Person (a "Permitted Acquisition"), or (z) Pac-Van may merge or consolidate with or into any Domestic Person so long as Pac-Van is the continuing and surviving entity.

8. Section 7.15 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.15           Amendment of Organizational Documents.

Amend, modify or waive any term or provision of its Certificate or Articles of Incorporation or By-Laws in any material respect (other than (i) amendments in form and substance satisfactory to Agent in its reasonable discretion to authorize the issuance of preferred stock that will pay dividends permitted by this Agreement and (ii) amendments or modifications solely to effectuate any transaction permitted by Section 7.1(a)) or in any way adverse to Agent or any Lender, unless required by law.

9. Schedules 4.5, 4.19, 5.6, 5.8(b) and 5.9 to the Credit Agreement are hereby deleted in their entirety and in their stead are inserted the Schedules attached hereto as Exhibit A.

10. The provisions of Sections 2 through 9 of this Second Amendment shall not become effective until the Agent has received the following, each in form and substance acceptable to the Agent:

(a)	this Second Amendment, duly executed by the Loan Parties, the Required Lenders and the Agent;

(b)	the documents and conditions listed in the Preliminary Closing Agenda set forth on Exhibit B, attached hereto and made a part hereof;

(c)	payment of the all fees and expenses owed to the Agent and its counsel in connection with this Second Amendment and the Credit Agreement; and

(d)	such other documents as may be reasonably requested by the Agent or its counsel.

11. The Loan Parties hereby reconfirm and reaffirm all representations and warranties, agreements and covenants made by and pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement or as set forth in this Second Amendment and except any such representations or warranties made as of a specific date or time, which shall have been true and correct in all material respects as of such date or time.

12. The Loan Parties acknowledge and agree that each and every document, instrument or agreement which at any time has secured payment of the Obligations including, but not limited to, the Credit Agreement, each Pledge Agreement, the IP Security Agreement, each Deposit Account Control Agreement, the Individual Guarantor Pledge and Security Agreement and the Individual Guarantor Account Control Agreement continue to secure prompt payment when due of the Obligations.

13. The Loan Parties hereby represent and warrant to the Lenders and the Agent that (i) the Loan Parties have the legal power and authority to execute and deliver this Second Amendment; (ii) the officers of the Loan Parties executing this Second Amendment have been duly authorized to execute and deliver the same and bind the Loan Parties with respect to the provisions hereof; (iii) the execution and delivery hereof by the Loan Parties and the performance and observance by the Loan Parties of the provisions hereof and of the Credit Agreement and all documents executed or to be executed therewith, do not violate or conflict with the organizational documents of the Loan Parties or any law applicable to the Loan Parties or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Loan Parties and (iv) this Second Amendment, the Credit Agreement and the documents executed or to be executed by the Loan Parties in connection herewith or therewith constitute valid and binding obligations of the Loan Parties in every respect, enforceable in accordance with their respective terms.

14. The Loan Parties represent and warrant that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Second Amendment or the performance or observance of any provision hereof; and (ii) they presently have no claims or actions of any kind at law or in equity against the Lenders or the Agent arising out of or in any way relating to the Credit Agreement or the Other Documents.

15. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

16. The agreements contained in this Second Amendment are limited to the specific agreements contained herein.  Except as amended hereby, all of the terms and conditions of the Credit Agreement and the Other Documents shall remain in full force and effect.  This Second Amendment amends the Credit Agreement and is not a novation thereof.

17. This Second Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

18. This Second Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of New York applied to contracts to be performed wholly within the State of New York.  The Loan Parties hereby consent to the jurisdiction and venue of any federal or state court located in the County of New York, State of New York with respect to any suit arising out of or mentioning this Second Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto, have caused this Second Amendment to be duly executed by their duly authorized officers on the day and year first above written.

BORROWER:
PAC-VAN, INC. By: /s/ CHRISTOPHER A. WILSON Name: Christopher A. Wilson Title: Secretary
GUARANTOR:
GFN NORTH AMERICA CORP. By: /s/ CHRISTOPHER A. WILSON Name: Christopher A. Wilson Title: Secretary

Acknowledged and consented to on November 30, 2011:

/s/ RONALD F. VALENTA
Ronald F. Valenta

/s/ LYDIA D. VALENTA
Lydia D. Valenta

AGENT AND LENDERS:
PNC BANK, NATIONAL ASSOCIATION, as Agent and as a Lender By: /s/ TODD MILENIUS Name: Todd Milenius Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender By: /s/ JAMES M. STEHLIK Name: James M. Stehlik Title: Vice President

EXHIBIT A

UPDATED SCHEDULES

[see attached]

EXHIBIT B

PRELIMINARY CLOSING AGENDA

[see attached]